Exhibit 5.1

Torm plc

Office 506

20 St Dunstan’s Hill

London EC3R 8HL

United Kingdom

Our reference: MELJ1/31499.50007/EUROPE/77486727v2

19 December 2024

Dear Sir or Madam

Torm plc: Registration Statement on Form F-3: Exhibit 5.1 Opinion

1	SUBJECT MATTER

1.1

Background. We have acted as English legal advisers to Torm plc, a company registered in England and Wales with registered number 09818726 (the “Company”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) filed on or around today by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) with respect to the registration from time to time of:

(a)	the issue by the Company of:

(i)	Class A common shares with a par value of $0.01 per share (“Class A Common Shares”) to be issued by the Company;

(ii)	any class of common, preferred or other shares (other than Class A Common Shares) in the capital of the Company (together referred to as “Other Shares”);

(iii)	debt securities in one or more series, under one or more indentures in the forms filed as Exhibits 4.6 and 4.7 to the Registration Statement (“Debt Securities” or “Indentures”);

(iv)	warrants to purchase any of the Company’s debt or equity securities (“Warrants”);

(b)

purchase contracts entitling the holder thereof to purchase or sell, and obliging the Company to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula (“Purchase Contracts”);

(c)	rights to purchase the Company’s equity securities (“Rights”);

(d)

units consisting of one or more of the Company’s Rights, Purchase Contracts, Warrants, Debt Securities, Class A Common Shares, Other Shares or any combination of such securities pursuant to a unit agreement (“Units”); and

(e)	securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above, (together, the “Securities”).

1.2

The Securities and the Sale Shares will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).

2	DEFINITIONS

2.1	Definitions. In this opinion, in addition to the terms defined in paragraph 1:

“Allotment Date(s)” has the meaning given to it in paragraph 2(c) of Schedule 2.

“Articles” means the Company’s articles of association as approved by the Company’s shareholders on 12 October 2015, and amended on 14 January 2016, 15 March 2016 and 14 April 2021, as from time to time further amended, and “Article” shall be construed accordingly.

“Central Registry” has the meaning given to it in paragraph 2(b) of Schedule 1.

“Certificate of Good Standing” has the meaning given to it in paragraph 1(f) of Schedule 1.

“Company Search” has the meaning given to it in paragraph 2(a) of Schedule 1.

“Director Certificate” has the meaning given to it in paragraph 1(e) of Schedule 1.

“FSMA” has the meaning given to it in paragraph 17(m) of Schedule 2.

“Relevant Document” means each and every issue of, or agreement to issue, Securities including each and every Indenture, Warrant, Purchase Contract, Right or Unit or agreement to issue any of the foregoing.

“Shareholder Resolutions” means the resolutions of shareholders of the Company dated 11 April 2024.

2.2	Certain expressions. References in this opinion to:

(a)	“any other jurisdiction” or “another jurisdiction” means a jurisdiction other than England; and

(b)

“insolvency proceedings” includes winding-up, the appointment of a provisional liquidator, an administration (whether appointed by the court or out of court), a voluntary arrangement, a moratorium, and a scheme of arrangement, including any form of territorial, secondary or ancillary insolvency proceeding; also any form of receivership or administrative receivership, whether the receiver is appointed by the court or otherwise and any other English insolvency proceedings without limitation; and any proceedings or procedure under the laws of any other jurisdiction which is comparable to any of the foregoing.

2.3	Section and paragraph headings. In this opinion, the section and paragraph headings and descriptions are for ease of reference only and shall not affect its meaning.

3	SCOPE OF OPINION

3.1	Structure and basis of opinion. The opinions in paragraph 4 are given expressly:

(a)	on the basis of, and in reliance on:

(i)	the documents, searches and enquiries referred to in Schedule 1 (Documents, Searches and Enquiries); and

(ii)	the assumptions set out in Schedule 2 (Assumptions); and

(b)	subject to the qualifications set out in Schedule 3 (Qualifications).

This opinion letter is not to be read as implying an opinion on any matter not covered by its express terms, including, without limitation, any tax, financial or accounting matters.

3.2

English law only. This opinion letter is confined to matters of English law in force on the date of this opinion letter as currently applied and interpreted by the English courts. No opinion is expressed as to the laws or procedures of any other jurisdiction.

3.3	No updating. We assume no responsibility to update this opinion letter to take account of changes in law, fact or other matters taking place after its date of issue.

3.4	Fact. No opinion is expressed on matters of fact, commercial matters or intention.

4	OPINION

We are of the opinion that:

4.1	Status

The Company is validly existing as a public limited company under the laws of England.

4.2	Capacity and authorisation

(a)	The Company has the capacity and power to issue the Securities.

(b)	The Class A Common Shares, if and when allotted and issued, and registered in the name of the recipient in the books and registers of the Company, will be duly and validly authorised and issued.

(c)

The Class A Common Shares will, subject to the receipt by the Company of valid consideration for the issue thereof in full, be fully paid or credited as fully paid and will not be subject to any further call for payment of further capital.

(d)

The Other Shares, if and when duly and validly created, authorised, allotted and issued, and registered in the name of the recipient in the books and registers of the Company, will be duly and validly created, authorised and issued.

(e)

The Other Shares will, subject to the receipt by the Company of valid consideration for the issue thereof in full, be fully paid or credited as fully paid or credited as fully paid and will not be subject to any further call for payment of further capital.

(f)

When duly and validly created, authorised, allotted and issued pursuant to a Relevant Document and when issued, sold and fully paid for as contemplated in any Prospectus Supplement, the Class A Common Shares and Other Shares will be validly issued, fully paid or credited as fully paid and not subject to any further call for payment of further capital.

(g)

The Company has the capacity and power (including under its Articles) to execute and deliver the Relevant Documents and to exercise its respective rights and perform its respective obligations thereunder.

(h)	The Sale Shares have been validly issued and are fully paid or credited as fully paid.

(i)

For the purposes of this opinion, in respect of Class A Common Shares, Other Shares or Sale Shares which have been fully paid or credited as fully paid, no further amounts are payable by a shareholder in respect of those Sale Shares.

5	DISCLOSURE, CONSENT, RELATIONSHIP AND APPLICABLE LAW

5.1

Disclosure. We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm under the caption “Legal Matters” contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

5.2	Relationship.

We are providing this opinion on the strict understanding and condition that:

(a)

we are acting exclusively for the Company and we are not acting as legal advisers to any other person and no solicitor-client relationship shall be established between any person other than the Company on the one hand, and us, on the other;

(b)

our sole and exclusive duty in providing this opinion is a duty to take reasonable care in ensuring that the opinions (based upon the assumptions set out in Schedule 2 and subject to the qualifications set out in Schedule 3) in this opinion reflect the current English law position; and

(c)	we will only be liable for any loss or damage to the extent that such loss or damage results directly and exclusively from our negligence but not otherwise.

5.3	Governing Law

All matters relating to this opinion, or any non-contractual obligations or any matters arising out of or in connection with this opinion, will be governed by and construed in accordance with English law.

5.4	Jurisdiction

The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this opinion.

Yours faithfully

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP

SCHEDULE 1

DOCUMENTS, SEARCHES AND ENQUIRIES

1	Documents reviewed

We have examined:

(a)

the following parts of the Registration Statement (excluding the exhibits and any documents incorporated by reference into the Registration Statement, other than the Indentures exhibited thereto): the sections headed “About this Prospectus” and “Description of Share Capital”, “Description of Debt Securities”, “Description of Warrants”, “Description of Purchase Contracts”, “Description of Rights”, “Description of Units” and the Indentures;

(b)

copies, certified by a director of the Company to be true and correct as of 19 December 2024, of the certificate of incorporation, certificates of incorporation on change of name, certificate of re-registration from a private limited company to a public limited company and memorandum of association and Articles of the Company;

(c)	a copy, certified by a director of the Company to be a true copy, of the Shareholder Resolutions;

(d)

a copy, certified by a director of the Company to be a true copy, of the written resolutions of the board of directors of the Company, passed on 10 December 2024 to approve, among other things, the filing of the Registration Statement including the forms of the Indentures exhibited thereto;

(e)	a certificate dated 19 December 2024 addressed to us signed by a director of the Company and the documents annexed thereto (the “Director Certificate”); and

(f)	a copy of a certificate of good standing dated 19 December 2024 issued by Companies House in respect of the Company (the “Certificate of Good Standing”).

2	Searches and enquiries

We have carried out the following searches and made the following enquiries in respect of the Company:

(a)

on 19 December 2024 at 10:00 a.m. a search of those documents in respect of the Company which were available for public inspection via the “Companies House Direct” services accessible through the Companies House website situated at www.companieshouse.gov.uk (and which includes copies of the documents referred to at paragraphs 1(b) and 1(c) above (the “Company Search”); and

(b)

on 19 December 2024 at 10:00 a.m. the Central Registry of Winding-Up Petitions of the Companies Court (the “Central Registry”) (using Dye & Durham (UK) Limited) in respect of the current name of the Company.

SCHEDULE 2

ASSUMPTIONS

We have assumed the following:

1	Genuineness and authenticity

The genuineness of all signatures on, and the authenticity and the completeness of, all documents submitted to us and that the persons who purported to execute any such documents were the persons authorised to do so.

2	Conformity

(a)	The conformity to original documents of all documents submitted to us as copies.

(b)	The conformity to final documents of all documents submitted to us as drafts or specimens.

(c)

The copies of the Articles and any resolutions and agreements that affect the constitution of the Company in the form referred to in paragraphs 1(b) and 1(c) of Schedule 1 and examined by us were, are and would remain complete, accurate and as at the date of this opinion letter and up to the date(s) of the offer, sale and/or allotment and issue, or agreement to do any of the foregoing, (as applicable) of the Securities (the “Allotment Date(s)”) and, without verifying this, we have assumed that those forms are identical to the copies contained in the Company Search.

3	Signature

(a)	All documents submitted to us have been duly signed by a person authorised to do so.

(b)	Each party to the documents submitted has executed the same in accordance with all applicable laws.

4	Other parties: capacity etc.

(a)	The due incorporation and valid existence under the laws of its jurisdiction of incorporation of each of the parties (other than the Company) to any Relevant Document.

(b)	The capacity and authority of each of those parties (other than the Company) to execute any Relevant Documents and to exercise its rights and perform its duties under it.

(c)	The due execution by each of the parties to any future issues of Securities of the Relevant Documents regarding the same.

(d)

Each of the parties to each Relevant Document (other than the Company) will have the necessary capacity and corporate power to execute, deliver and perform its obligations under each such Relevant Document, and the Relevant Documents will be duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws.

5	Accuracy of statements

All statements set out in each document referred to in paragraph 1 of Schedule 1 (Documents, Searches and Enquiries) (including the Director Certificate and Certificate of Good Standing) are complete, accurate and up-to-date at the date of this opinion letter.

6	Searches and enquiries

The information provided to us pursuant to the searches and enquiries referred to in paragraph 2 of Schedule 1 (Documents, Searches and Enquiries) was complete, accurate and up-to-date at the time of the relevant search or enquiry and since that time there have been no changes affecting the results of such searches and enquiries. Please also note the qualification in relation to searches and enquiries in paragraph 2 (Searches) of Schedule 3 (Qualifications).

7	Directors’ duties

The directors of the Company, in authorising the approval of the Registration Statement and the approval, execution and performance of any Relevant Document, have exercised and will exercise their powers in accordance with their statutory and fiduciary duties including, without limitation, their duty under Section 172 Companies Act 2006 to promote the success of the Company having regard (amongst other things) to the matters listed in Section 172(1)(a) to (f) Companies Act 2006; that they have acted or will act in good faith and that each director has disclosed or will disclose to the other directors of the Company any interest required to be disclosed pursuant to Sections 175 or 177 or 182 of the Companies Act 2006 or the Articles and that no director has any such interest except to the extent permitted by the Articles.

8	Board Resolutions

The written board resolutions of the Company referred to in paragraph 1(d) of Schedule 1:

(a)	were duly passed by the board of directors (each of whom were duly appointed directors of the Company); and

(b)	have not been amended, revoked, superseded or rescinded and are in full force and effect and will remain so as at the Allotment Date(s).

9	Shareholder Resolutions

The Shareholder Resolutions referred to in paragraph 1(c) of Schedule 1 (i) were duly passed as ordinary or special, as the case may be, resolutions of the Company and (ii) have not been amended, revoked, superseded or rescinded and are in full force and effect and will remain so as at the Allotment Date(s). The authorisation of the issue of Class A Common Shares and rights to subscribe for, or to convert any security into, Class A Common Shares conferred by the Shareholder Resolutions will apply until the close of business on 10 April 2029 (unless renewed, revoked or varied in general meeting). Between the date of the Shareholder Resolutions and the close of business on 10 April 2029 the Company may make offers and enter into agreements which would, or might, require Class A Common Shares to be allotted or rights to be granted after the authority ends and the Board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.

10	Other laws etc.

The laws of any other jurisdiction will not affect any of the conclusions stated in this opinion letter.

11	Choice of law

The choice of the laws of any country to govern any further issue of Securities or any Relevant Document is a valid choice under the laws of that jurisdiction.

12	No contravention

Neither the execution nor the performance of any Relevant Document will be contrary to any contractual obligation or any judicial or other order or award which binds the Company including any borrowing limits or any limits on the granting of security imposed by the Articles and which may apply to any issue of Securities.

13	Fraud etc.

Any Relevant Documents are not void, voidable, repudiated, rescinded, frustrated or capable of being so by reason of fraud, misrepresentation, undue influence, duress, mistake, bribery, corruption or any other reason.

14	Solvency

The Company is not unable to pay its debts (within the meaning of Section 123 of the Insolvency Act 1986) and will not become so as a result of entering into or performing any Relevant Document.

15	No insolvency proceedings

There are no insolvency proceedings in respect of the Company, and no steps taken with a view to any such insolvency proceedings, which have not been disclosed in the searches and enquiries referred to in paragraph 2 of Schedule 1 (it being possible for actions in relation to, or by way of, insolvency proceedings to have been taken which do not yet appear on the applicable registers or which are not required to be filed on the registers we have searched. Please also refer to paragraph 2 of Schedule 3 in this regard).

16	Relevant Documents

(a)	Each Relevant Document will be delivered by the parties to each such Relevant Document and will not be subject to any escrow or other similar arrangement.

(b)

The Relevant Documents and the Debt Securities, and the obligations created by them, constitute the legal, valid, binding and enforceable obligations of each of the parties to them under the laws by which they are expressed to be governed; and that the Relevant Documents and the Debt Securities will remain in full force and effect at all relevant times and, in the case of each Indenture, in the form examined by us.

(c)

All consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws in order to permit the execution, delivery or performance of the Relevant Documents or to perfect, protect or preserve any of the interests created by the Indenture, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations.

(d)

The Relevant Documents when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of the Relevant Documents maintained for this purpose, in each case in accordance with the Relevant Documents, the Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times).

(e)	None of the parties is or will be seeking to achieve any purpose not apparent from any of the Relevant Documents which might render it illegal or void.

(f)

The choice of the law to govern the Relevant Documents was made for bona fide purposes and there is no reason for avoiding that choice on the grounds of public policy. In addition, that choice of law was made in good faith and without any intention to evade the laws of the jurisdiction with which any transaction under the Relevant Documents has or may have the closest and most real connection.

(g)	There is no bad faith, fraud, coercion, duress or undue influence on the part of any of the parties to the Relevant Documents, and their respective directors, employees, agents and advisers.

17	Approval and implementation of future issues of Securities

(a)

If the Securities to be issued are Class A Common Shares or rights to subscribe for, or to convert any security into, Class A Common Shares, such Class A Common Shares or rights to subscribe for, or to convert any security into, Class A Common Shares will be duly allotted by the board of directors of the Company in accordance with the Articles (for the avoidance of doubt, as in force at all relevant times) and pursuant to (i) the Shareholder Resolutions or another valid authorisation under section 551 Companies Act 2006 and (ii) the Shareholder Resolutions or another valid power under section 570 or section 571 Companies Act 2006 to allot the Securities as if section 561 of that Act did not apply to the allotment; and that those sections of the Companies Act 2006 will continue in force unamended at all relevant times.

(b)

If the Securities to be issued are Other Shares or rights to subscribe for, or to convert any security into, Other Shares, such Other Shares or rights to subscribe for, or to convert any security into, Other Shares will be (i) duly and validly created or permitted to be created by all necessary resolutions of each of the board of directors, the shareholders of the Company and, if required, each separate class of shareholders of the Company and otherwise in accordance with the Articles and all applicable laws (including any shareholder resolutions required to amend the Articles under section 21 Companies Act 2006) (ii) duly allotted by the board of directors of the Company in accordance with the Articles (for the avoidance of doubt, as in force at all relevant times) and pursuant to (A) a valid authorisation under section 551 Companies Act 2006 and (B) a valid power under section 570 or section 571 Companies Act 2006 to allot the Securities as if section 561 of that Act did not apply to the allotment and that those sections of the Companies Act 2006 will continue in force unamended at all relevant times. The Shareholder Resolutions do not authorise the allotment or issue of any class of shares other than Class A Common Shares.

(c)

The board of directors of the Company approves the issue of the Securities, or agreement to do so, in accordance with the Articles and receives or has received any and every fairness opinion required pursuant to and for the purposes of the Articles from a person meeting the requirements set out in the Articles.

(d)

In relation to any allotment of Class A Common Shares or Other Shares, the Company will comply with section 586 of the Companies Act 2006, which prohibits the Company from allotting a share except as paid up at least as to one quarter of its nominal value and the whole of any premium on it.

(e)

On the relevant Allotment Date(s), the Company will comply with the Articles (including, without limitation, Articles 4 to 8 and 137 inclusive), the Companies Act 2006 (including, if relevant, section 191 thereof concerning substantial property transactions) and all other applicable laws to allot and issue the Class A Common Shares and the Company will receive such amounts of “cash consideration” (as defined in section 583(3) of the Companies Act 2006) as are necessary to pay fully the nominal value of the Class A Common Shares or Other Shares to be issued and any applicable share premium (such that they are not in any way only partly paid up); and that all other Securities will be fully paid (such that they are not in any way only partly paid up) when issued.

(f)	To the extent that any Class A Common Shares or Other Shares are to be issued for non-cash consideration, the provisions of section 593 et seq of the Companies Act 2006 are fully complied with.

(g)

To the extent that any Securities or Relevant Documents incorporate any right for the Company to buy back, purchase redeem or repurchase any Securities or any right for any other party thereto to require the Company to do so, the Company will comply with the Articles, the Companies Act 2006 and all other applicable laws and obtain all required resolutions of the shareholders and/or any class of shareholders of the Company to do so and, where relevant, prior to entering into the Relevant Document.

(h)

The right to convert or exchange Securities into Class A Common Shares and/or Other Shares will be exercised, and that Class A Common Shares of Other Shares to which holders of Securities are entitled thereupon will be allotted and issued, in accordance with the terms of the Relevant Documents and the relevant Securities.

(i)

As at each date on which the Company allots and/or issues any Securities, or agrees to do so, the documents examined, and the results of the searches and enquiries made, as set out in Schedule 1, would not be rendered untrue, inaccurate, incomplete or out-of-date in any relevant respect by reference to subsequent facts, matters, circumstances or events.

(j)

There are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the offer, sale and/or allotment and issue (as applicable) of the Securities or the Relevant Documents.

(k)	In relation to the Company and its members:

(i)

the offer, sale and/or allotment and issue, or agreement to do so, (as applicable) of the Securities by the Company would be a proper use of the powers of its directors acting in accordance with their duties and in good faith and would be most likely to promote the success of the Company for the benefit of its members as a whole; and

(ii)	the offer, sale and/or allotment and issue, or agreement to do so, (as applicable) of the Securities by the Company would be of material commercial benefit to the Company.

(l)	The Company would remain solvent immediately after each offer, sale and/or allotment and issue, or agreement to do so, (as applicable) of the Securities, and:

(i)	there are no insolvency proceedings in respect of the Company, and no steps taken with a view to any such insolvency proceedings;

(ii)

the Company is not unable or capable of being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (for which purpose account is to be taken of its contingent and prospective liabilities);

(iii)	no steps have been taken by any person to obtain a moratorium in relation to the Company;

(iv)

there is no composition or arrangement with the Company’s creditors in place, including (without prejudice to the generality of the foregoing) a voluntary arrangement under the Insolvency Act 1986 or a scheme of arrangement under the Companies Act 2006 and there are no proposals for any such composition or arrangement to be entered into; and

(v)	no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of the Company’s debts.

(m)

The Company is not and will not be seeking to achieve any purpose not apparent from the Registration Statement which might render the offer, sale and/or allotment and issue, or agreement to do so, (as applicable) of the Securities illegal or void.

(n)

Each of the parties to any future issue of Securities and any Relevant Document have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), the UK version of Regulation (EU) No. 2017/1129 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018/EUWA and the UK version of Regulation (EU) No. 596/2014 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018/EUWA, and any related or similar legislation, and all applicable regulations and rules from time to time in effect thereunder or in connection therewith or issued by any regulatory body which regulates the business or services of any such party or any of its branches or offices with respect to anything done by it in relation thereto in, from or otherwise involving the United Kingdom. Without limiting the foregoing:

(i)

no Securities have been or shall be offered to the public in the United Kingdom in breach of FSMA or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to any Securities in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; and

(ii)

none of the Securities have been or will be offered to the public in the United Kingdom except in circumstances which do not require the publication by the Company of a prospectus pursuant to Part VI of FSMA.

(o)	The Company has fully complied and will comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights and anti-slavery and similar laws and regulations.

SCHEDULE 3

QUALIFICATIONS

1	Sanctions

The opinions expressed in this opinion letter are subject to the effect of sanctions imposed by the laws of the United Kingdom (including sanctions imposed by the European Union or the United Nations which are, or are made, a part of English law) (i) on parties which are expressly designated by such sanctions, (ii) on parties resident or incorporated in a country which is the subject of such general, country-wide sanctions, (iii) on parties controlled by or connected with parties referred to in (i) or (ii), or (iv) on activities which are the subject of such sanctions.

2	Searches

The searches and enquiries referred to in paragraph 2 of Schedule 1 are not conclusive about the status of the Company, the existence of any insolvency proceedings in respect of the Company or the existence of security interests created by the Company. The reasons for this include, without limitation:

(a)	Companies House and the Central Registry are reliant on third parties to provide them with information;

(b)

there may be a delay between the occurrence of an event (such as the passing of a resolution) and its notification to, and subsequent appearance on the public records of, Companies House and the Central Registry;

(c)

records of certain insolvency proceedings (including, without limitation, an application for an administration order made to a County Court and certain proceedings relating to the appointment of an administrator out of court) are not kept by the Central Registry or Companies House;

(d)	we have searched against the current registered name of the Company. We have not searched against any former names or other spellings or permutations of the current registered name of the Company; and

(e)	insolvency proceedings commenced in a jurisdiction other than England will not be revealed.

3	Securities

The Shareholder Resolutions only authorise the issue of Class A Common Shares and rights to subscribe for, or to convert any security into, Class A Common Shares and only up to the limits of the authorisations remaining under the Shareholder Resolutions (after any prior issues of Class A Common Shares or rights to subscribe for, or to convert any security into, Class A Common Shares). They do not authorise the issue of any other class of shares or any debt securities, options, warrants, purchase contracts, rights and units in the Company which are exercisable, convertible or exchangeable into any class of shares other than the Class A Common Shares. The authorisation of the issue of Class A Common Shares and rights to subscribe for, or to convert any security into, Class A Common Shares conferred by the Shareholder Resolutions will apply until the close of business on 10 April 2029 (unless renewed, revoked or varied in general meeting). Between the date of the Shareholder Resolutions and the close of business on 10 April 2029 the Company may make offers and enter into agreements which would, or might, require Class A Common Shares to be allotted or rights to be granted after the authority ends and the Board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.

4	Transfers and shareholder rights

(a)

Restrictions on transfers of shares issued by an English company may arise through the operation of English law or the order of an English court. For instance a court may freeze assets including shares. Further, the operation of settlement mechanisms and markets in which the shares are traded may restrict or prohibit transferability. Certain provisions of the Companies Act 2006 may restrict or prohibit the transfer of shares in an English company where the shareholder is in default or breaches a provision of that Act. For instance where a person has failed to comply with a notice requiring a disclosure of an interest in shares pursuant to Section 793 of the Companies Act 2006.

(b)

We express no opinion as to the rules and regulations of Depository Trust Company or its associated persons and bodies or Computershare DR Nominees Limited and its associated persons. Such rules or regulations may, for instance, affect the free transferability of the Securities or the ability of the holders (or beneficial owners) of such Securities from exercising (in whole or part) rights attaching to such Securities.

(c)

Generally, the Companies Act 2006 only permits a shareholder whose name is on the register of members to enforce certain rights of a shareholder (including, without limitation, making a derivative claim against a company pursuant to Part 11 of the Companies Act 2006 or requiring a company to give notice of a resolution pursuant to Part 13 of the Companies Act 2006).

(d)

It should be noted that the register of members of the Company shows the legal ownership of the Company’s shares but is not required to record the beneficial ownership of such shares or any trust affecting them nor the existence of any mortgage, charge, pledge, lien or other encumbrance or adverse interest; accordingly we express no opinion on the beneficial ownership of the Company’s shares or on the existence or absence of any such other matters.

(e)	We express no opinion as to any restrictions which may arise after issue or which may arise otherwise than pursuant to the Articles.

5	Solvency

We express no opinion as to (i) the financial condition or solvency of the Company; or (ii) the ability (financial or otherwise) of the Company or any other party to meet their respective obligations under any applicable documents.

6	Registration Statement

(a)

For the purposes of this opinion letter we have not investigated and make no comments with regard to the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or whether any material facts have been omitted from it.

(b)

The opinions set out in this opinion letter relate only to Securities offered or sold from time to time pursuant to the Registration Statement. We express no opinion in respect of any other securities which may be offered or sold from time to time otherwise than pursuant to the Registration Statement.

(c)	We express no other opinion in relation to any other aspect of the Registration Statement.